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                      October 19, 2023

       Chengfang Lu
       Acting Chief Financial Officer
       Lizhi Inc.
       No. 309 Middle Huangpu Avenue
       Tianhe District, Guangzhou 510655
       The People   s Republic of China

                                                        Re: Lizhi Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39177

       Dear Chengfang Lu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Li He